Exhibit 99.1

NEWS RELEASE

Contact: Robert D. Hardy, CFO U.S. Concrete, Inc. 713-499-6222

FOR IMMEDIATE RELEASE

U.S. CONCRETE REPORTS FOURTH QUARTER
AND YEAR-END 2005 RESULTS

•	Fourth quarter earnings per share of $0.14

•	Fourth quarter revenues increased 27.8 percent to $157.6 million

•	Fourth quarter EBITDA increased 140 percent to $14.7 million

HOUSTON, TEXAS – MARCH 2, 2006 – U.S. Concrete, Inc. (NASDAQ: RMIX) today reported net income of $4.1 million, or $0.14 per diluted share, for the fourth quarter of 2005, compared to net income of $27,000, or $0.00 per diluted share, in the fourth quarter of 2004.

          Net income for the full year 2005 was $12.6 million, or $0.43 per diluted share, compared to a net loss of $10.5 million, or $0.37 loss per diluted share, for the full year 2004, which included a $28.8 million loss on early extinguishment of debt recorded in the first quarter of 2004.  Excluding the loss on early extinguishment of debt, non-GAAP net income for the full year 2004 would have been $7.4 million, or $0.26 per diluted share.

          A reconciliation of our GAAP net loss for the full year 2004 to our non-GAAP net income for the full year 2004 excluding the loss on early extinguishment of debt is included in the attached “Unaudited Non-GAAP Condensed Consolidated Statements of Operations” schedule.

FOURTH QUARTER 2005 RESULTS

          Revenues in the fourth quarter of 2005 increased 27.8 percent to $157.6 million compared to $123.4 million in the fourth quarter of 2004, reflecting higher ready-mixed concrete prices and sales volumes and increased other concrete-related product sales.  The Company’s average sales price per cubic yard of ready-mixed concrete during the fourth quarter of 2005 was 9.3 percent higher than in the fourth quarter of 2004.  Compared to the fourth quarter of 2004, ready-mixed concrete sales prices improved in all of the Company’s major markets, adequately covering raw material cost increases, primarily in cement and aggregates.  On a sequential quarter basis, the Company realized a 1.5 percent increase in its average sales price per cubic yard of ready-mixed concrete in the fourth quarter of 2005 compared to the third quarter of 2005, as a result of previously announced price increases.

          The Company’s ready-mixed concrete sales volume in the fourth quarter of 2005 was approximately 1.44 million cubic yards, up 19.4% from approximately 1.21 million cubic yards of ready-mixed concrete sold in the fourth quarter of 2004.  Excluding the incremental volumes associated with the Company’s fourth quarter 2005 acquisitions, fourth quarter 2005 ready-mixed concrete volumes were up approximately 13% over the fourth quarter of 2004.

          Gross profit in the fourth quarter of 2005 was $29.2 million (18.5 percent gross profit margin), an increase of 44.3 percent compared to $20.2 million (16.4 percent gross profit margin) in the fourth quarter of 2004.  The increase in gross profit was primarily due to increased ready-mixed concrete sales volume and higher ready-mixed concrete sales prices, partially offset by increases in prices for cement and other raw materials and fuel.  Commenting on fourth quarter 2005 results, Michael W. Harlan, U.S. Concrete’s Executive Vice President and Chief Operating Officer, stated, “We saw improvement in both pricing and volumes in the fourth quarter of 2005, as compared to the fourth quarter of 2004 in most of our geographic regions.  Commercial construction activity is improving, which we believe should help us achieve our volume, revenue and profit targets in 2006.  Generally, increases in commercial projects allow us to achieve productivity gains, thereby better leveraging our asset base and labor force.”

          EBITDA was $14.7 million in the fourth quarter of 2005, up 140 percent from EBITDA of $6.1 million in the fourth quarter of 2004.  The increase in EBITDA in the fourth quarter of 2005 as compared to the fourth quarter of 2004 was primarily due to higher gross profit, partially offset by higher selling, general and administrative expenses.  The Company defines EBITDA as net income (loss) plus the provision (benefit) for income taxes, net interest expense, loss on early extinguishment of debt and noncash goodwill impairments, depreciation, depletion and amortization.  EBITDA is a non-GAAP financial measure.  For a reconciliation of EBITDA and free cash flow and net debt (other non-GAAP financial measures we use in this earnings release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.

          The Company’s selling, general and administrative expenses were $15.7 million for the fourth quarter of 2005, compared to $14.2 million for the fourth quarter of 2004.  As a percentage of revenues, selling, general and administrative expenses were 9.9% in the fourth quarter of 2005, as compared to 11.5% in the fourth quarter of 2004.  Selling, general and administrative costs in the fourth quarter of 2005 were higher than the fourth quarter of 2004, primarily due to higher incentive-based compensation.

          The Company’s net cash provided by operations for the fourth quarter of 2005 was $20.1 million, compared to $19.1 million for the fourth quarter of 2004.  The Company’s free cash flow (defined as net cash provided by operations less capital expenditures for property, plant and equipment, net of disposals) for the fourth quarter of 2005 was $14.8 million, compared to $15.3 million in the fourth quarter of 2004.

          The Company’s net debt (defined as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents) at December 31, 2005 was $177.9 million, up $25.9 million from September 30, 2005.  The Company used cash on hand of approximately $40.3 million in connection with the acquisition of two businesses in the fourth quarter of 2005.   At December 31, 2005, net debt was comprised of total debt of $201.6 million less cash and cash equivalents of $23.7 million.

          U.S. Concrete’s Senior Vice President and Chief Financial Officer, Robert D. Hardy, stated, “Our liquidity position remains strong as we continue to implement our growth strategy.  With the proceeds from our recent common stock offering and our other liquidity resources currently available, including availability under our credit facility, we have in excess of $150 million in capital to pursue acquisitions and internal growth projects.  We intend to maintain a disciplined approach as we opportunistically deploy these funds.”

FULL-YEAR 2005 RESULTS

          Revenues for the twelve months ended December 31, 2005 increased 15.0 percent to $575.7 million compared to revenues of $500.6 million for 2004.  Gross profit increased 17.3 percent to $103.6 million in 2005, compared to $88.3 million in 2004.  Gross profit increased in 2005 due primarily to stronger ready-mixed sales volumes and higher average ready-mixed concrete sales prices, partially offset by higher raw materials costs and higher delivery costs, including fuel costs.

          The Company’s average sales price per cubic yard of ready-mixed concrete in 2005 was approximately 11.5 percent higher than 2004.  The Company implemented price increases for ready-mixed concrete in all of its markets during 2005 and announced additional price increases for ready-mixed concrete in its markets on January 1, 2006.  The extent to which the Company realizes benefits from the January 1, 2006 price increases will depend on market conditions and whether such increases exceed rising raw material and other costs.

          The Company’s ready-mixed concrete sales volume in 2005 was approximately 5.30 million cubic yards, up 4.8 percent from approximately 5.05 million cubic yards of ready-mixed concrete sold in 2004.

          EBITDA was $51.6 million, or 9.0 percent of revenue, in 2005, as compared to $41.1 million, or     8.2 percent of revenue, in 2004.  The EBITDA increase was primarily due to gross profit improvement, partially offset by higher selling, general and administrative expenses.

          The Company’s selling, general and administrative expenses were $54.0 million in 2005, compared to $48.1 million in 2004.  As a percentage of revenues, selling, general and administrative expenses decreased from 9.6 percent in 2004 to 9.4 percent in 2005.  Selling, general and administrative costs in 2005 were higher than in 2004 primarily due to higher compensation costs, including stock-based and incentive-based compensation expense, higher professional fees and provision for bad debts.

          The Company’s net cash provided by operations in 2005 was $41.4 million compared to $34.4 million in 2004.  The Company’s free cash flow in 2005 was $24.1 million compared to $24.6 million in 2004.

OUTLOOK

          The statements in the following paragraphs are based on current expectations.  These statements are forward-looking, and actual results may differ materially.  These statements do not include the potential effect of any acquisitions or divestitures that may be completed after the date of this press release.

          Based on current information, the Company expects first quarter 2006 revenues in the range of $135 million to $140 million, EBITDA in the range of $2 million to $5 million and a net loss per diluted share of $0.05 to $0.10.   The Company typically reports a loss in the first quarter because demand for its products and services during the winter months is lower than in other months of the year due to inclement weather causing postponement or delays in construction activity.  Based on the Company’s current state of its business and current backlog, the Company reaffirms its expectations of 2006 revenues to range between $675 million and $700 million and 2006 EBITDA to be in the range of approximately $65 million to $70 million.

          Commenting on the Company’s outlook, Eugene P. Martineau, U.S. Concrete’s President and Chief Executive Officer, stated, “We finished 2005 with good operating results and the completion of two in-market acquisitions.  The integration process to achieve expected synergies from these two acquisitions is on target and we are already seeing the benefits from our team’s efforts.”

          Mr. Martineau continued, “Looking forward, we continue to strive for improvements in each of our regions and are optimistic about our future.  We are off to a good start in 2006, with generally mild winter conditions in several of our regions, and, assuming normal operating conditions in March, expect first quarter results to be significantly improved from the first quarter of 2005, during which we experienced sustained inclement weather in several of our regions.  We have reaffirmed full-year 2006 revenue and EBITDA guidance based on our existing asset base, and we expect to update our investors quarterly regarding the upcoming quarter’s earnings per share estimates.”

CONFERENCE CALL

          U.S. Concrete has scheduled a conference call for Thursday, March 2, 2006, at 10:00 a.m. Eastern Time to review its fourth quarter and full-year 2005 results.  To participate in the call, dial 303-262-2211 at least 10 minutes before the conference call begins and ask for the U.S. Concrete conference call.  A replay of the conference call will be available through Thursday, March 9, 2006.  To access the replay, dial 303-590-3000 using the pass code 11054371.

          Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing the Company’s Website at www.us-concrete.com.  To listen to the live call on the Web, please visit the Website at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Webcast, an archive will be available shortly after the call on the Company’s Website within the “investors” section of the site.

USE OF NON-GAAP FINANCIAL MEASURES

          This press release uses the non-GAAP financial measures “free cash flow,” “EBITDA” and “net debt.”  The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments.  The Company has included EBITDA in this press release because it is widely used by investors for valuation and for comparing the Company’s financial performance with the performance of other building material companies.  The Company also uses EBITDA to monitor and compare the financial performance of its operations.  EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report.  The Company believes that net debt is useful to investors as a measure of its financial position.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.

ABOUT U.S. CONCRETE

          U.S. Concrete provides ready-mixed concrete and related concrete products and services to the construction industry in several major markets in the United States. The Company has 100 fixed and seven portable ready-mixed concrete plants, eight pre-cast concrete plants, three concrete block plants and two aggregates quarries.  During 2005, these facilities produced approximately 6.2 million cubic yards of ready-mixed concrete, 4.8 million eight-inch equivalent block units and 1.6 million tons of aggregates.   For more information on U.S. Concrete, visit http://www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management’s belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: expected revenues, EBITDA and loss per diluted share for the first quarter of 2006; expected revenues and EBITDA for the full year 2006; the expectation that improvement in commercial construction should help the Company achieve productivity gains, better leverage its asset base and achieve its 2006 volume, revenue and profit targets; availability under the Company’s credit facility; the expectation to deploy in a disciplined and opportunistic manner the Company’s available cash for growth through acquisitions and internal growth projects; the expectation of first quarter 2006 results to be significantly improved from the first quarter of 2005; and the expectation to update the Company’s investors quarterly regarding the upcoming quarter’s earnings per share estimates.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete’s business; adverse weather conditions; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete’s filings with the Securities and Exchange Commission, including U.S. Concrete’s Annual Report on Form 10-K for the year ended December 31, 2004 and the Company’s subsequently filed Quarterly Reports on Form 10-Q.

(Tables to Follow)

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31

	2005	2004	2005	2004

Sales	$157,645	$123,396	$575,655	$500,589
Cost of goods sold before depreciation, depletion and amortization	128,445	103,154	472,010	412,262

Gross profit before depreciation, depletion and amortization	29,200	20,242	103,645	88,327
Selling, general and administrative expenses	15,683	14,211	54,028	48,110
Depreciation, depletion and amortization	3,808	3,318	13,591	12,669

Income from operations	9,709	2,713	36,026	27,548
Interest expense, net	4,376	4,276	17,315	16,523
Loss on early extinguishment of debt	—	—	—	28,781
Other income (loss), net	1,151	71	2,022	840

Income (loss) before income taxes	6,484	(1,492)	20,733	(16,916)
Income tax provision (benefit)	2,428	(1,519)	8,121	(6,377)

Net income (loss)	$4,056	$27	12,612	(10,539)

Basic net income (loss) per share	0.14	$0.00	0.44	$(0.37)

Diluted net income (loss) per share	0.14	$0.00	0.43	$(0.37)

Basic common shares outstanding	28,817	28,372	28,655	28,247

Diluted common shares outstanding	29,495	28,948	29,229	28,247

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31, 2005	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$23,654	$39,707
Trade accounts receivable, net	87,654	68,131
Income tax receivables	580	4,406
Inventories, net	23,677	20,085
Prepaid expenses	2,401	2,140
Other current assets	12,574	17,674

Total current assets	150,540	152,143

Properties, plant and equipment, net	149,637	118,748
Goodwill	181,821	166,644
Other assets	12,045	11,624

Total assets	$494,043	$449,159

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt	$1,126	$—
Accounts payable and accrued liabilities	86,613	62,496

Total current liabilities	87,739	62,496

Debt, net of current maturities	200,445	200,777
Other long-term liabilities and deferred credits	20,938	17,037

Total liabilities	309,122	280,310

Commitments and contingencies
Stockholders’ equity:
Preferred stock	$—	$—
Common stock	30	29
Additional paid-in capital	172,857	168,850
Retained earnings	16,918	4,306
Treasury stock, at cost	(945)	(400)
Deferred compensation	(3,939)	(3,936)

Total stockholders’ equity	184,921	168,849

Total liabilities and stockholders’ equity	$494,043	$449,159

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Twelve Months Ended December 31

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES	$41,358	$34,423

CASH FLOWS FROM INVESTING ACTIVITIES:
Properties, plant and equipment, net of disposals	(17,253)	(9,839)
Payments for acquisitions, net of cash received	(41,333)	(1,592)
Other investing activities	(106)	(166)

Net cash used by investing activities	(58,692)	(11,597)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	—	264,000
Repayments of borrowings	(448)	(219,039)
Debt retirement costs	—	(25,851)
Debt issuance costs	—	(10,313)
Purchase of treasury stock	(545)	(400)
Proceeds from issuances of common stock	2,274	1,373

Net cash provided by financing activities	1,281	9,770

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(16,053)	32,596
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	39,707	7,111

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$23,654	$39,707

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted; unaudited)

          We report our financial results in accordance with generally accepted accounting principles (“GAAP”) in the United States. However, our management believes that certain non-GAAP performance measures and ratios, which are used in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the tables below for (1) presentations of our EBITDA, EBITDA margin and Free Cash Flow for the three and twelve months ended December 31, 2005 and December 31, 2004 and Net Debt for the twelve months ended December 31, 2005 and December 31, 2004 and (2) corresponding reconciliations to GAAP financial measures for these periods.  We have also included in the tables below certain Ready-Mixed Concrete Statistics for the three and twelve months ended December 31, 2005 and December 31, 2004.

          We define EBITDA as our net income (loss) plus the provision (benefit) for income taxes, net interest expense, loss on early extinguishment of debt and noncash goodwill impairments, depreciation, depletion and amortization. We define EBITDA margin as the amount determined by dividing EBITDA by total sales.  We have included EBITDA and EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use EBITDA to monitor and compare the financial performance of our operations.  EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, our presentation of EBITDA may not be comparable to similarly titled measures other companies report.

          We define Free Cash Flow as net cash provided by operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

          We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents.  We believe that net debt is useful to investors as a measure of our financial position.

          Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended December 31, 2005	Twelve Months Ended December 31, 2005

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$87.16	$85.15
Volume in cubic yards	1,441	5,298
EBITDA reconciliation:
Net income	$4,056	$12,612
Income tax provision	2,428	8,121
Interest expense, net	4,376	17,315
Depreciation, depletion and amortization	3,808	13,591

EBITDA	$14,668	$51,639

EBITDA margin	9.3%	9.0%
Free Cash Flow reconciliation:
Net cash provided by operations	$20,142	$41,358
Less capital expenditures, net of disposals of $73 and $713	(5,293)	(17,253)

Free Cash Flow	$14,849	$24,105

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations		$201,571
Less cash and cash equivalents		23,654

Net Debt		$177,917

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted; unaudited)

	Three Months Ended December 31, 2004	Twelve Months Ended December 31, 2004

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$79.75	$76.38
Volume in cubic yards	1,207	5,053
EBITDA reconciliation:
Net income (loss)	$27	$(10,539)
Income tax benefit	(1,519)	(6,377)
Loss on early extinguishment of debt	—	28,781
Interest expense, net	4,276	16,523
Depreciation, depletion and amortization	3,318	12,669

EBITDA	$6,102	$41,057

EBITDA margin	4.9%	8.2%
Free Cash Flow reconciliation:
Net cash provided by operations	$19,132	$34,423
Less capital expenditures, net of disposals of $55 and $608	(3,843)	(9,839)

Free Cash Flow	$15,289	$24,584

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations		$200,777
Less cash and cash equivalents		39,707

Net Debt		$161,070

The expected EBITDA used in this news release of approximately $2 million to $5 million in the first quarter of 2006 is calculated as follows:  net loss (estimated to be $2 million to $4 million), plus the benefit for income taxes (estimated to be approximately $1 million to $2 million), net interest expense (estimated to be approximately $4 million) and non cash goodwill impairments, depreciation, depletion and amortization (estimated to be approximately $4 million).  All amounts provided in this paragraph have been rounded to the nearest million dollar amount.

The expected EBITDA used in this news release of approximately $65 million to $70 million in the full year 2006 is calculated as follows:  net income (estimated to be approximately $19 to $22 million), plus the provision for income taxes (estimated to be approximately $12 million to $14 million), net interest expense (estimated to be approximately $18 million) and non cash goodwill impairments, depreciation, depletion and amortization (estimated to be approximately $16 million).  All amounts provided in this paragraph have been rounded to the nearest million dollar amount.

U.S. CONCRETE, INC.
UNAUDITED NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(A Non-GAAP Financial Measure)
(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

          We have provided non-GAAP adjusted earnings per share information for the twelve months ended December 31, 2004 in this news release in addition to providing financial results in accordance with GAAP. This information reflects, on a non-GAAP adjusted basis, our net income and earnings per diluted share after excluding the effects of the loss on early extinguishment of debt of $28.8 million, presented as an ordinary loss in the first quarter of 2004.  This non-GAAP financial information is provided to assist in the user’s overall understanding of the Company’s current financial performance.  Specifically, we believe the non-GAAP adjusted results provide useful information to both management and investors by excluding an expense item that we believe is not indicative of our core operating results.  The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of this non-GAAP information to our actual results for the twelve months ended December 31, 2004 is as follows:

	Twelve Months Ended December 31, 2004

	GAAP Results	NON-GAAP Adjustments	NON-GAAP Adjusted Results

Sales	$500,589	$—	$500,589
Cost of goods sold[1]	412,262	—	412,262

Gross profit[1]	88,327	—	88,327
Selling, general and administrative expenses	48,110	—	48,110
Depreciation, depletion and amortization	12,669	—	12,669

Income from operations	27,548	—	27,548
Interest expense, net	16,523	—	16,523
Loss on early extinguishment of debt	28,781	(28,781)	—
Other income, net	840	—	840

Income (loss) before income taxes	(16,916)	28,781	11,865
Income tax expense (benefit)	(6,377)	10,850	4,473

Net income (loss)	$(10,539)	$17,931	$7,392

Diluted net income (loss) per share	$(0.37)		$0.26

Diluted common shares outstanding	28,247		28,638

(1)	Cost of goods sold and gross profit are before depreciation, depletion and amortization.

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